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                                                                    EXHIBIT 99.2


           [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


DATE: July 23, 1998                           MEDIA & INVESTOR/ANALYST
                                              CONTACT:  Lynn Hord (972) 855-3729
FOR RELEASE: Immediately


                ATMOS ENERGY ANNOUNCES $150 MILLION DEBT OFFERING


Dallas, Texas - Atmos Energy Corporation (NYSE: ATO) announced today that it has priced a $150 million debt offering of its debentures which mature in 2028. This is the first public debt program issued by Atmos. The coupon rate for the debentures is 6.75%, and the net interest cost to Atmos is 6.89%. The debentures were offered at 99.115% of principal amount. Net proceeds will be used to repay Atmos' short-term debt. Atmos' debentures are rated A3 by Moody's and A- by Standard & Poor's.

Underwriters for the offering are Merrill Lynch & Co., NationsBanc Montgomery Securities LLC, and Edward D. Jones & Co., L.P. The debentures have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions
- Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and Atmos Propane, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities law of any such state. Copies of the prospectus relating to the offering may be obtained from Merrill Lynch & Co., 1221 McKinney Street, Suite 2750, Houston, TX 77010; NationsBanc Montgomery Securities LLC, 9 West 57th Street, 48th Floor, New York, NY 10019; and Edward D. Jones & Co., L.P., 12555 Manchester Road, St. Louis, MO.



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